Exhibit 99.1

                         Merchants Bancshares, Inc.

                              275 Kennedy Drive
                         South Burlington, VT  05403

             LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                               March 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Merchants Bancshares, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                       Very truly yours,

                                       Merchants Bancshares, Inc.

                                       /s/ Janet Spitler

                                       Janet Spitler
                                       Treasurer